For Immediate Release
                              ---------------------

Emergent Group Inc. Reports Record Second Quarter EPS of $0.10 on Record Sales Increase of 35 Percent

GLENDALE, Calif.--(PRIMEZONE)--August 15, 2006--Emergent Group Inc. (OTCBB:EMGP-
News), a leading provider of mobile medical lasers and surgical equipment, today announced financial results for its second quarter ended June 30, 2006. Second quarter revenues increased 35% to a record $3,993,211, compared to revenues of $2,948,415 for the same period in 2005. Net income increased dramatically to a record $549,807 or $0.10 per basic share ($0.09 per diluted share) for the quarter, compared to net income of $125,275 or $0.03 per basic and diluted share for the same period in 2005. For the six months ended June 30, 2006 revenues increased 36% to $7,984,028, compared to $5,870,935 for the same period in 2005. Net income increased to $1,013,802 or $0.19 per basic share ($0.17 per diluted share) for the six months, compared to net income of $230,560 or $0.05 per basic and diluted share for the same period in 2005.

"Our strong momentum and favorable industry conditions continued during the second quarter and we recorded a record year over year profit increase for the third consecutive quarter," said Bruce J. Haber, Emergent's Chairman and CEO. "The strong increases in sales and net income demonstrate continuing strength in our operational leverage." Mr. Haber added that, "we are extremely optimistic about the future and are continuing to evaluate acquisition and partnership opportunities in an effort to further accelerate growth."

About Emergent Group Inc.
-------------------------

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile laser and surgical equipment on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in California, Nevada, Colorado, Utah, Arizona and New York. For product and other information, visit PRI Medical's website, http://www.primedical.net.

Forward-Looking Statements:
---------------------------

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-KSB and subsequently filed SEC reports. There is no assurance that any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Investor Contact:     Bruce J. Haber (914) 235-5550, x12
e-mail:               bhaber@primedical.net

                          Emergent Group Inc. and Subsidiaries
                               Consolidated Balance Sheet
                                   (unaudited)
                                                                            June 30,
                                                                              2006
                                                                        ----------------
                                     ASSETS

Current assets
     Cash                                                               $        772,578
     Accounts receivable, net of allowance for doubtful
        accounts of $20,832                                                    2,005,749
     Inventory, net of reserves of $77,207                                       712,369
     Prepaid expenses                                                            228,196
                                                                        ----------------

           Total current assets                                                3,718,892

Property and equipment, net of accumulated depreciation and
        amortization of $4,291,084                                             3,198,033
Deposits and other assets                                                        135,354
Goodwill                                                                       1,192,027
Other intangible assets, net of accumulated amortization of $85,921              180,365
                                                                        ----------------
Total assets                                                            $      8,424,671
                                                                        ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Current portion of capital lease obligations                       $        668,475
     Current portion of notes payable                                            414,077
     Accounts payable                                                            860,706
     Accrued liabilities and expenses                                          1,518,158
                                                                        ----------------

           Total current liabilities                                           3,461,416

Capital lease obligations, net of current portion                                982,936
Notes payable, net of current portion                                            187,500
                                                                        ----------------

           Total liabilities                                                   4,631,852

Minority interest                                                                349,521

Shareholders' equity
     Preferred stock, $0.001 par value, non-voting 10,000,000
        shares authorized, no shares issued and outstanding                            -
     Common stock, $0.04 par value, 100,000,000 shares authorized
        5,460,789 shares issued and outstanding                                  218,392
     Additional paid-in capital                                               14,877,448
     Deferred compensation, net of accumulated amortization of $51,403          (154,840)
     Accumulated deficit                                                     (11,497,702)
                                                                        ----------------
           Total shareholders' equity                                          3,443,298
                                                                        ----------------
 Total liabilities and shareholders' equity                             $      8,424,671
                                                                        ================

EMERGENT GROUP INC.
Consolidated Statements of Income

                                                                 Three Months Ended            Six Months Ended
                                                                      June 30,                     June 30,
                                                          ------------------------------ ----------------------------
                                                              2006            2005           2006           2005
                                                          --------------  -------------- -------------- -------------
                                                                    (unaudited)                   (unaudited)
Revenue                                                  $     3,993,211  $    2,948,415 $    7,984,028 $   5,870,935
Cost of goods sold                                             2,362,269       1,930,905      4,801,949     3,899,853
                                                          --------------  -------------- -------------- -------------
Gross profit                                                   1,630,942       1,017,510      3,182,079     1,971,082

Selling, general, and administrative expenses                    986,092         873,062      1,962,420     1,672,059
                                                          --------------  -------------- -------------- -------------

Income from operations                                           644,850         144,448      1,219,659       299,023

Other income (expense)                                             4,550          29,296        (10,314)       10,167
                                                          --------------  -------------- -------------- -------------

Income before provision for income                               649,400         173,744      1,209,345       309,190
      taxes and minority interest
Provision for income taxes                                        (9,972)             -         (33,836)           -
                                                          --------------  -------------- -------------- -------------

Net income before minority interest                              639,428         173,744      1,175,509       309,190

Minority interest in income of consolidated
      limited liability companies                                (89,621)        (48,469)      (161,707)      (78,630)
                                                          --------------  -------------- -------------- -------------
Net income                                                $      549,807  $      125,275 $    1,013,802 $     230,560
                                                          ==============  ============== ============== =============

Basic earnings per share                                  $         0.10  $         0.03 $         0.19 $        0.05
Diluted earnings per share                                $         0.09  $         0.03 $         0.17 $        0.05

Basic weighted-average shares outstanding                      5,459,200       4,817,752      5,456,127     4,781,641
Diluted weighted-average shares outstanding                    5,805,504       4,926,810      5,802,431     4,890,699
